Exhibit 5.1

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

October 30, 2015

Ladies and Gentlemen:

I am General Counsel of BCB Bancorp, Inc., a New Jersey corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of (i) up to 2,760,000 shares (the “Shares”) of common stock of the Company, no par value per share (“Common Stock”), which includes up to 360,000 shares of Common Stock issuable upon the underwriters’ exercise of an overallotment option pursuant to the Underwriting Agreement, dated as of October 29, 2015 (the “Underwriting Agreement”), by and between the Company and Sandler O’Neill & Partners, L.P., as representative of the several underwriters named therein (the “Underwriters”) pursuant to the registration statement on Form S-3 (File No. 333-199424) filed with the Securities and Exchange Commission (the “Commission”) (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Underwriting Agreement.

In connection with rendering this opinion, I have reviewed:

(i) the Underwriting Agreement;

(ii) the Registration Statement;

(iii) a copy of the specimen stock certificate;

(iv) the preliminary prospectus, consisting of the prospectus, dated November 4, 2014 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated October 27, 2015, with respect to the offer and sale of the Securities, filed with the Commission on October 27, 2015, pursuant to Rule 424(b) under the Securities Act; and

October 30, 2015

 (v) the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated October 29, 2015, with respect to the offer and sale of the Securities, filed with the Commission on October 30, 2015, pursuant to Rule 424(b) under the Securities Act.

I also have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

In rendering this opinion, I have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that:

(a) the Shares have been duly authorized and, when issued and sold in the manner referred to in the Underwriting Agreement and upon receipt by the Company in full of payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

I am a member of the bar of the State of New Jersey. I do not express any opinion herein on any laws other than the law of the State of New Jersey, applicable provisions of the New Jersey Corporation Act and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, filed on or about November 4, 2015, relating to the offering of the Shares. I also hereby consent to the reference to my name under the heading “Legal Matters” in the Prospectus Supplement constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ John J. Brogan

John J. Brogan

General Counsel